Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contact:    Courtney Boone
412.433.6791
Sarah Cassella
412.433.6777
FOR IMMEDIATE RELEASE

DAVID B. BURRITT NAMED
CHIEF FINANCIAL OFFICER AT UNITED STATES STEEL CORPORATION

PITTSBURGH, Aug. 16, 2013 – United States Steel Corporation (NYSE: X) Chairman and CEO John P. Surma announced today that David B. Burritt will succeed Gretchen R. Haggerty as executive vice president and chief financial officer. Burritt, who served as chief financial officer and vice president of global finance and strategic services for Caterpillar Inc. from 2004 to 2010, will report directly to Mario Longhi effective Sept. 1. Haggerty will retire effective Aug. 31.
Burritt will provide leadership for all aspects of the company’s financial matters, including internal and external reporting, credit, tax and treasury services, investor relations, internal controls, internal audit administrative oversight, and the United States Steel and Carnegie Pension Fund, the trustee for the pension and other benefit plans of United States Steel Corporation.
Commenting on Burritt’s appointment, Surma said, “Dave joins our company as an extremely seasoned and highly regarded financial executive with strong leadership capabilities, a reputation for delivering results in complex and dynamic business and economic environments, and shares with us a commitment to leading with ethics and integrity.”
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    “I am delighted to welcome Dave to the executive leadership team of U. S. Steel,” said Longhi. “His strong financial and strategic expertise, astute leadership skills, and a demonstrated track record as a transformational business leader in operationally intensive businesses will serve us well. Dave’s immediate focus will be to work closely with our senior executives and me as we return to sustainable profitability and improve shareholder value through a renewed focus on operational excellence, product innovation to support our customer needs, and a high-performing organization with the capability to deliver on our expectations.”
Until June 2010 Burritt, 58, served as chief financial officer at Caterpillar Inc., the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. In his CFO role, he was not only the principal financial officer with responsibility for global finance and related services, but also had responsibility for strategic support including business risk management, business development, revenue management, business economics, competitive analysis, and mergers and acquisitions.
During more than 32 years with Caterpillar, Burritt helped lead several important transformations and employee development initiatives at the company, including his role as business measurements manager to support Caterpillar’s 1990 reorganization into accountable business units, as well as his role as corporate champion for the 2001 company-wide Six Sigma deployment. More recently, he provided leadership that helped Caterpillar effectively navigate the global recession and related recovery.
Prior to joining Caterpillar in 1978 Burritt was a staff auditor at Price Waterhouse in the Peoria, Ill. office.
Burritt currently serves on the board of directors for Lockheed Martin (NYSE: LMT) and Global Brass and Copper (NYSE: BRSS). He is a certified public accountant and a certified management accountant and a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants.
A native of Morton, Ill., Burritt earned a bachelor’s degree in accounting in 1977 from Bradley University in Peoria, Ill., and received a master’s degree in business administration from the University of Illinois in Champaign in 1990. He and his wife, Lynn, will reside in Pittsburgh.

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For more information about U. S. Steel, visit www.ussteel.com.